EXHIBIT 99.1

For Immediate Release

July 30, 2024

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Announces Second Quarter 2024 Results

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the quarter ended June 30, 2024.

MANAGEMENT COMMENTARY

“We are performing well in all facets of our business, and I am incredibly proud of our results and execution on our strategic priorities through the first half of this year,” said John Moragne, BNL’s Chief Executive Officer. “We had ambitious goals for 2024 and are well on our way to meeting them. We are on the cusp of substantially completing our healthcare portfolio simplification strategy, having fully redeployed those proceeds into closed and committed investments, and are continuing to build a strong pipeline focused on our differentiated core building blocks of growth, seeing incremental revenue generating capital expenditures with our existing tenants and build-to-suit funding opportunities with our development partners that supplement our traditional net lease acquisition pipeline. Combined with a solid and streamlined portfolio with top tier weighted average annual rent growth, a fortified balance sheet with low leverage and ample liquidity, and the benefits of prudent and disciplined capital decisions, we are positioning BNL to generate attractive and sustainable growth in 2025 and beyond.”

SECOND QUARTER 2024 HIGHLIGHTS

INVESTMENT ACTIVITY
•
During the second quarter, we invested $247.8 million, including $165.1 million in new property acquisitions, $52.2 million in transitional capital, and $30.5 million in development fundings. The new property acquisitions had a weighted average initial cash capitalization rate of 7.3%, a weighted average lease term of 11.5 years, and weighted average annual rent increases of 2.3%. Total investments consist of $134.3 million in industrial properties and $113.5 million in retail and restaurant properties.
•
Through the second quarter, we have invested $287.9 million, including $165.1 million in new property acquisitions, $52.2 million in transitional capital, $67.7 million in development fundings, and $3.0 million in revenue generating capital expenditures. The revenue generating capital expenditures had a weighted average initial cash capitalization rate of 8.0%, a lease term of 8.0 years, and annual rent increase of 2.5%. Total investments consist of $171.4 million in industrial properties, $113.5 million in retail and restaurant properties, and $3.0 million in animal health services properties.
•
Subsequent to quarter-end, we invested $11.3 million in development fundings.
•
As of the date of this release, we have an additional $69.3 million of acquisitions under control and $339.3 million of commitments to fund developments. Our commitments to fund developments were sourced through existing and new developer relationships, and include $331.7 million of industrial properties and $7.6 million of restaurant properties with varying construction start dates through 2024 and rent commencement dates beginning throughout 2025 and the first half of 2026.
•
During the second quarter, we sold three properties for gross proceeds of $24.4 million at a weighted average cash capitalization rate of 7.3%. Together with dispositions from the first quarter and subsequent to quarter end, we have sold 45 properties for gross proceeds of $306.9 million at a weighted average cash capitalization rate of 7.8% on tenanted properties. The dispositions included 5 properties for gross proceeds of $30.8 million relating to our previously announced Portfolio Sale (as discussed below) as part of our healthcare portfolio simplification strategy.

OPERATING RESULTS
•
Generated net income of $35.9 million, or $0.19 per share.
•
Generated adjusted funds from operations (“AFFO”) of $70.4 million, or $0.36 per share.
•
Incurred $9.9 million of general and administrative expenses, inclusive of $2.1 million of stock-based compensation.
•
Portfolio was 99.3% leased based on rentable square footage, with only three of our 777 properties vacant and not subject to a lease at quarter end.
•
Collected 99.0% of base rents due for the second quarter for all properties under lease. Excluding rents from Green Valley Medical Center, rent collections were 99.8%.

CAPITAL MARKETS ACTIVITY
•
Ended the quarter with total outstanding debt of $1.9 billion, Net Debt of $1.9 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 5.1x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 4.9x.
•
At June 30, 2024, had $920.9 million of capacity on our unsecured revolving credit facility.
•
In May 2024, we refreshed our ATM Program, increasing the available capacity to $400.0 million.
•
In June 2024, we entered into $460.0 million of forward interest rate swaps starting in 2025 and maturing through 2030 at a weighted average fixed rate of 3.73%.
•
Declared a quarterly dividend of $0.29.

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended			For the Six Months Ended
(in thousands, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues	$105,907	$105,366	$109,353	$211,274	$228,345

Net income, including non-controlling interests	$35,937	$68,177	$62,996	$104,114	$104,370
Net earnings per share – diluted	$0.19	$0.35	$0.32	$0.53	$0.53

FFO	$73,725	$73,135	$72,524	$146,861	$153,701
FFO per share	$0.37	$0.37	$0.37	$0.74	$0.78

Core FFO	$73,001	$74,072	$74,381	$147,073	$148,854
Core FFO per share	$0.37	$0.38	$0.38	$0.74	$0.76

AFFO	$70,401	$70,873	$69,004	$141,276	$136,489
AFFO per share	$0.36	$0.36	$0.35	$0.72	$0.69

Diluted Weighted Average Shares Outstanding	196,470	196,417	196,228	196,379	196,148

FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO AND HEALTHCARE PORTFOLIO SIMPLIFICATION STRATEGY

As of June 30, 2024, we owned a diversified portfolio of 777 individual net leased commercial properties with 770 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 38.5 million rentable square feet of operational space. As of June 30, 2024, all but three of our properties were subject to a lease, and our properties were occupied by 207 different commercial tenants, with no single tenant accounting for more than 4.1% of our annualized base rent (“ABR”). Properties subject to a lease represent 99.3% of our portfolio's rentable square footage. The ABR weighted average lease term and ABR weighted average annual minimum rent increase, pursuant to leases on properties in the portfolio as of June 30, 2024, was 10.4 years and 2.0%, respectively.

As previously announced in our July 2, 2024 press release, a third-party purchaser has completed due diligence procedures with respect to the purchase of an additional 15 clinically-oriented healthcare properties from the Company pursuant to a previously executed purchase and sale agreement (the “Portfolio Sale”). On July 11, 2024, we closed on the first of two tranches, selling five properties for gross proceeds of $30.8 million. The second tranche, representing 10 additional properties for $49.5 million, will close in October 2024. In total, the Portfolio Sale will generate $80.3 million of gross proceeds at a weighted average capitalization rate of 7.96%. Based on ABR at the time of our initial announcement of the healthcare portfolio simplification strategy, the Portfolio Sale represents an additional 15% of our planned healthcare simplification strategy, completing approximately 65% of our healthcare portfolio strategy and representing nearly all previously planned healthcare dispositions for 2024.

Following the closing of the second tranche of the Portfolio Sale, our healthcare dispositions would total $342.5 million year-to-date at a weighted average capitalization rate of 7.87%, which we anticipate will be fully redeployed based on actual and committed investments. With these sales and successful redeployment efforts completed to-date, we anticipate a reduction in our healthcare exposure from 17.6% of our ABR at the end of 2023 to 11.3%.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

As of June 30, 2024, we had total outstanding debt of $1.9 billion, Net Debt of $1.9 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 5.1x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 4.9x. We had $920.9 million of available capacity on our unsecured revolving credit facility as of quarter end, and have no material debt maturities until 2026.

In May 2024, the Company refreshed its ATM Program through which it may, from time to time, publicly offer and sell shares of common stock having an aggregate gross sales price of up to $400.0 million. We did not raise any equity during the quarter, and had $400.0 million of capacity remaining on our ATM Program as of June 30, 2024.

In June 2024, we entered into $460 million of forward interest rate swaps starting in 2025 and maturing through 2030 at a weighted average fixed rate of 3.73% compared to the June 30, 2024, SOFR rate of 5.34%. The interest rate swaps will serve two purposes: first, to lock in a near-term cost of capital for a portion of our future expected revolver activity as we continue to execute on our growth strategy; and, second, to replace existing swaps that start to mature more meaningfully in 2025 and 2026.

DISTRIBUTIONS

At its July 25, 2024, meeting, our board of directors declared a quarterly dividend of $0.29 per common share and OP Unit to holders of record as of September 30, 2024, payable on or before October 15, 2024.

2024 GUIDANCE

For 2024, BNL expects to report AFFO of between $1.41 and $1.43 per diluted share, which remains unchanged.

The guidance is based on the following key assumptions:

(i)
investments in real estate properties between $400 million and $700 million, revised up from between $350 million and $700 million;
(ii)
dispositions of real estate properties between $350 million and $450 million, revised from between $300 million and $500 million; and
(iii)
total cash general and administrative expenses between $31.5 million and $33.5 million, revised down from between $32 million and $34 million.

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The Company will host its second quarter earnings conference call and audio webcast on Wednesday, July 31, 2024, at 11:00 a.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/782540478. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-404-975-4839 (local), access code 639622. International access numbers are viewable here: https://www.netroadshow.com/events/global-numbers?confId=68100.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of June 30, 2024, BNL’s diversified portfolio consisted of 777 individual net leased commercial properties with 770 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, restaurant, healthcare, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2024 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 22, 2024, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30, 2024	December 31, 2023
Assets
Accounted for using the operating method:
Land	$773,224	$748,529
Land improvements	324,138	328,746
Buildings and improvements	3,708,366	3,803,156
Equipment	8,248	8,265
Total accounted for using the operating method	4,813,976	4,888,696
Less accumulated depreciation	(627,871)	(626,597)
Accounted for using the operating method, net	4,186,105	4,262,099
Accounted for using the direct financing method	26,413	26,643
Accounted for using the sales-type method	572	572
Property under development	165,014	94,964
Investment in rental property, net	4,378,104	4,384,278
Cash and cash equivalents	18,282	19,494
Accrued rental income	153,551	152,724
Tenant and other receivables, net	2,604	1,487
Prepaid expenses and other assets	33,255	36,661
Interest rate swap, assets	56,444	46,096
Goodwill	339,769	339,769
Intangible lease assets, net	282,548	288,226
Total assets	$5,264,557	$5,268,735

Liabilities and equity
Unsecured revolving credit facility	$79,096	$90,434
Mortgages, net	77,970	79,068
Unsecured term loans, net	896,574	895,947
Senior unsecured notes, net	845,687	845,309
Accounts payable and other liabilities	42,635	47,534
Dividends payable	58,028	56,869
Accrued interest payable	14,033	5,702
Intangible lease liabilities, net	53,124	53,531
Total liabilities	2,067,147	2,074,394

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 188,517 and 187,614 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	47	47
Additional paid-in capital	3,444,265	3,440,639
Cumulative distributions in excess of retained earnings	(449,893)	(440,731)
Accumulated other comprehensive income	60,383	49,286
Total Broadstone Net Lease, Inc. equity	3,054,802	3,049,241
Non-controlling interests	142,608	145,100
Total equity	3,197,410	3,194,341
Total liabilities and equity	$5,264,557	$5,268,735

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Revenues
Lease revenues, net	$105,907	$105,366	$211,274	$228,345

Operating expenses
Depreciation and amortization	37,404	37,772	75,176	80,815
Property and operating expense	5,303	5,660	10,963	10,874
General and administrative	9,904	9,432	19,336	19,899
Provision for impairment of investment in rental properties	3,852	26,400	30,252	1,473
Total operating expenses	56,463	79,264	135,727	113,061

Other income (expenses)
Interest income	649	233	882	244
Interest expense	(17,757)	(18,578)	(36,334)	(41,416)
Gain on sale of real estate	3,384	59,132	62,515	32,877
Income taxes	(531)	(408)	(939)	(927)
Other income (expenses)	748	1,696	2,443	(1,692)
Net income	35,937	68,177	104,114	104,370
Net income attributable to non-controlling interests	(608)	(3,063)	(3,671)	(5,052)
Net income attributable to Broadstone Net Lease, Inc.	$35,329	$65,114	$100,443	$99,318

Weighted average number of common shares outstanding
Basic	187,436	187,290	187,363	186,433
Diluted	196,470	196,417	196,379	196,148
Net earnings per common share
Basic and diluted	$0.19	$0.35	$0.53	$0.53

Comprehensive income
Net income	$35,937	$68,177	$104,114	$104,370
Other comprehensive income
Change in fair value of interest rate swaps	(1,456)	11,804	10,348	1,753
Realized loss (gain) on interest rate swaps	62	159	221	1,044
Comprehensive income	34,543	80,140	114,683	107,167
Comprehensive income attributable to non-controlling interests	(546)	(3,600)	(4,146)	(5,138)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$33,997	$76,540	$110,537	$102,029

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended June 30, 2024 and March 31, 2024 and for the six months ended June 30, 2024 and 2023. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Six Months Ended
(in thousands, except per share data)	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Net income	$35,937	$68,177	$104,114	$104,370
Real property depreciation and amortization	37,320	37,690	75,010	80,735
Gain on sale of real estate	(3,384)	(59,132)	(62,515)	(32,877)
Provision for impairment on investment in rental properties	3,852	26,400	30,252	1,473
FFO	$73,725	$73,135	$146,861	$153,701
Net write-offs of accrued rental income	—	2,556	2,556	297
Lease termination fees	—	—	—	(7,500)
Cost of debt extinguishment	—	—	—	3
Severance and executive transition costs	24	77	99	664
Other (income) expenses[1]	(748)	(1,696)	(2,443)	1,689
Core FFO	$73,001	$74,072	$147,073	$148,854
Straight-line rent adjustment	(5,051)	(4,980)	(10,031)	(14,547)
Adjustment to provision for credit losses	(17)	—	(17)	(10)
Amortization of debt issuance costs	983	983	1,966	1,972
Amortization of net mortgage premiums	—	—	—	(78)
Non-capitalized transaction costs	445	182	629	—
Loss on interest rate swaps and other non-cash interest expense	62	159	221	1,043
Amortization of lease intangibles	(1,095)	(1,018)	(2,113)	(3,776)
Stock-based compensation	2,073	1,475	3,548	3,031
AFFO	$70,401	$70,873	$141,276	$136,489
Diluted WASO[2]	196,470	196,417	196,379	196,148
Net earnings per diluted share[3]	$0.19	$0.35	$0.53	$0.53
FFO per diluted share[3]	0.37	0.37	0.74	0.78
Core FFO per diluted share[3]	0.37	0.38	0.74	0.76
AFFO per diluted share[3]	0.36	0.36	0.72	0.69

1 Amount includes $0.7 million and $1.7 million of unrealized foreign exchange gain for the three months ended June 30, 2024 and March 31, 2024, respectively, and $2.4 million and ($1.7) million of unrealized foreign exchange gain (loss) for the six months ended June 30, 2024 and June 30, 2023, respectively, primarily associated with our Canadian dollar denominated revolving borrowings.

2 Excludes 1,033,418, and 663,196 weighted average shares of unvested restricted common stock for the three months ended June 30, 2024 and March 31, 2024, respectively. Excludes 848,307, and 467,977 weighted average shares of unvested restricted common stock for the six months ended June 30, 2024 and 2023, respectively.

3 Excludes $0.3 million and $0.4 million from the numerator for the three months ended June 30, 2024 and March 31, 2024, respectively. Excludes $0.6 million and $0.3 million from the numerator for the six months ended June 30, 2024 and 2023, respectively, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

We compute Core Funds From Operations (“Core FFO”) by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, lease termination fees, cost of debt extinguishment, unrealized and realized gains or losses on foreign currency transactions, severance and executive transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

We compute Adjusted Funds From Operations (“AFFO”), by adjusting Core FFO for certain revenues and expenses that are non-cash or unique in nature, including straight-line rents, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, non-capitalized transaction costs such as acquisition costs related to deals that failed to transact, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.

Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.

FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, and Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023:

	For the Three Months Ended
(in thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Net income	$35,937	$68,177	$62,996
Depreciation and amortization	37,404	37,772	39,031
Interest expense	17,757	18,578	20,277
Income taxes	531	408	448
EBITDA	$91,629	$124,935	$122,752
Provision for impairment of investment in rental properties	3,852	26,400	—
Gain on sale of real estate	(3,384)	(59,132)	(29,462)
EBITDAre	$92,097	$92,203	$93,290
Adjustment for current quarter investment activity[1]	1,241	—	342
Adjustment for current quarter disposition activity[2]	(87)	(4,712)	(444)
Adjustment to exclude non-recurring and other expenses[3]	26	(125)	183
Adjustment to exclude net write-offs of accrued rental income	—	2,556	—
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	(748)	(1,696)	1,681
Adjustment to exclude cost of debt extinguishment	—	—	3
Adjusted EBITDAre	$92,529	$88,226	$95,055
Estimated revenues from developments[4]	3,458	2,771	—
Pro Forma Adjusted EBITDAre	$95,987	$90,997	$95,055
Annualized EBITDAre	368,388	368,812	373,160
Annualized Adjusted EBITDAre	370,116	352,904	380,220
Pro Forma Annualized Adjusted EBITDAre	383,948	363,988	380,220

1 Reflects an adjustment to give effect to all investments during the quarter as if they had been made as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amount includes $0.02 million of employee severance and executive transition costs for the three months ended June 30, 2024.

4 Represents estimated contractual revenues based on in-process development spend to-date.

(in thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Debt
Unsecured revolving credit facility	$79,096	$73,820	$122,912
Unsecured term loans, net	896,574	896,260	895,319
Senior unsecured notes, net	845,687	845,498	844,932
Mortgages, net	77,970	78,517	80,141
Debt issuance costs	7,825	8,337	9,872
Gross Debt	1,907,152	1,902,432	1,953,176
Cash and cash equivalents	(18,282)	(221,740)	(20,763)
Restricted cash	(1,614)	(1,038)	(15,502)
Net Debt	$1,887,256	$1,679,654	$1,916,911

Leverage Ratios:
Net Debt to Annualized EBITDAre	5.1x	4.6x	5.1x
Net Debt to Annualized Adjusted EBITDAre	5.1x	4.8x	5.0x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	4.9x	4.6x	5.0x

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, discussed below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured revolving credit facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. While investments in property developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We then annualize quarterly Adjusted EBITDAre by multiplying it by four (“Annualized Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.